Exhibit 99.1

GAP INC. REPORTS MARCH SALES UP 13 PERCENT;

COMPARABLE STORE SALES UP 9 PERCENT

SAN FRANCISCO — April 10, 2003 — Gap Inc. (NYSE: GPS) today reported net sales of $1.4 billion for the five-week period ended April 5, 2003, which represents a 13 percent increase compared with net sales of $1.2 billion for the same period ended April 6, 2002. The company’s comparable store sales for March 2003 increased 9 percent, compared with a 12 percent decrease in March 2002.

Comparable sales by division for March 2003 were as follows:

•	Gap U.S.: positive 6 percent versus negative 12 percent last year

•	Gap International: positive 6 percent versus negative 16 percent last year

•	Banana Republic: negative 5 percent versus negative 4 percent last year

•	Old Navy: positive 17 percent versus negative 12 percent last year

“We saw year-over-year improvement in overall merchandise margins in March due to more regular price selling and higher markdown margins.” said Sabrina Simmons, senior vice president, treasury and investor relations. “We’re pleased with our continued progress, especially at Gap and Old Navy. Customers responded positively to the spring product featured in Gap and Old Navy’s marketing campaigns.”

Year-to-date net sales of $2.2 billion for the 9 weeks ended April 5, 2003 increased 13 percent compared with net sales of $1.9 billion for the same period ended April 6, 2002. The company’s year-to-date comparable store sales increased 9 percent compared with a decrease of 14 percent in the prior year.

As of April 5, 2003, Gap Inc. operated 4,246 store concepts compared to 4,199 store concepts last year, which represents an increase of 1 percent. The number of stores by location totaled 3,109 compared with 3,112 stores by location last year.

Gap Inc. will announce April sales on May 8 and is scheduled to report its first quarter earnings results on May 22, following the market close.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call (706) 634-4421.

Investor Relations:	Media Relations:
Evan Price 650-874-2021	Stacy MacLean 415-427-2577

Forward-Looking Statements

The information made available on this press release and recording contain certain forward-looking statements which reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.